Exhibit 5.1

September 23, 2009

Empire Resorts, Inc.
c/o Monticello Casino and Raceway
Route 17B, P.O. Box 5013
Monticello, New York 12701

Re:           Empire Resorts, Inc.
Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Empire Resorts, Inc., a Delaware corporation (the “Company”), in connection with the filing of its Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration of the re-offer and resale of up to an aggregate of 7,081,966 shares (the “Shares”) of its common stock, $.01 par value per share (the “Common Stock”), 277,778 shares of which are issuable upon the exercise of warrants by the selling stockholders named in the Registration Statement and 6,804,188 shares of which have been issued to the selling stockholder named in the Registration Statement. This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the prospectus forming a part thereof (the “Prospectus”), the Certificate of Incorporation and By-laws, as amended to date, and corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

On the basis of the foregoing and in reliance thereon and subject to the assumptions, qualification and limitations set forth herein, we advise you that in our opinion the Shares, (i) if previously issued, have been legally issued and are fully paid and non-assessable or (ii) if not yet issued, when issued, will be legally issued and upon payment of the exercise price of the warrants, will be fully paid and non-assessable.

September 23, 2009

We are members of the Bar of the State of New York.  We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the State of New York and of the United States of America and the General Corporation Law of the State of Delaware (the “DGCL”).  In rendering our opinion as it relates to the laws of the State of Delaware, we have reviewed the Constitution of the State of Delaware and the DGCL, but not to the extent affected by other noncorporate law, and reported judicial decisions in the State of Delaware under the DGCL.

This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our Firm under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby concede that our Firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

We advise you that Robert H. Friedman, secretary, optionholder and former director of the Company, is a member of this Firm and that other members of the Firm are stockholders of the Company.

Very truly yours,

/s/ OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP